UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Rosetta Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

April 6, 2010

Dear Rosetta Stockholder:

I am pleased to invite you to Rosetta’s Annual Meeting of Stockholders. The Annual Meeting will be held at The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, on Friday, May 7, 2010 at 9:00 a.m., Houston time.

The Notice of Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover the business contained in the Proxy Statement, including the election of seven directors to Rosetta’s Board of Directors. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement also includes a proposal to ratify the appointment of Rosetta’s independent registered public accounting firm.

We hope you can join us on May 7, 2010. Whether or not you can attend personally, it is important that your shares are represented at the meeting. We value your opinions and encourage you to participate in this year’s Annual Meeting by voting your proxy. You may vote by Internet or by telephone using the instructions on the proxy card, or by signing your proxy card and returning it in the envelope provided. You can also attend in person and vote at the Annual Meeting.

Sincerely,

Randy L. Limbacher

Chairman of the Board, Chief Executive Officer and President

ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 7, 2010

To the Stockholders of

Rosetta Resources Inc.:

The Annual Meeting of Stockholders of Rosetta Resources Inc., a Delaware corporation (the “Company,” “Rosetta,” “we,” “us” or “our”), will be held on Friday, May 7, 2010 at 9:00 a.m., Houston time, at The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, for the following purposes:

1.	To elect seven directors to the Board of Directors of the Company;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 18, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company at 717 Texas, Suite 2800, Houston, Texas 77002 during ordinary business hours for a period of 10 days prior to the meeting.

All stockholders are cordially invited to attend the meeting. Stockholders are urged to vote, whether or not they plan to attend the meeting. Please take time to vote by following the Internet or telephone voting instructions provided on the accompanying proxy card, or you may complete, date and sign the accompanying proxy card and return it promptly in the postage-paid return envelope provided. You may revoke your proxy at any time before the vote is taken by following the instructions in this Proxy Statement.

By Order of the Board of Directors of

ROSETTA RESOURCES INC.

Karen Paganis

Assistant General Counsel and Corporate Secretary

Houston, Texas

April 6, 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON FRIDAY, MAY 7, 2010

The Company’s Notice of Annual Meeting, Proxy Statement, and the 2009 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.

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GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Rosetta Resources Inc. is sending you this Proxy Statement in connection with the solicitation of proxies for use at Rosetta’s 2010 Annual Meeting of Stockholders. Certain directors, officers and employees of Rosetta may also solicit proxies on our behalf by mail, phone, fax or in person. We have retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee of approximately $7,000 plus out-of-pocket expenses.

Q:	What am I voting on?

A:	1.	The election of Richard W. Beckler, Matthew D. Fitzgerald, Philip L. Frederickson, D. Henry Houston, Randy L. Limbacher, Josiah O. Low III, and Donald D. Patteson, Jr. to the Board of Directors; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Q:	Who can vote?

A:	Stockholders as of the close of business on March 18, 2010 are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you may vote via telephone by using the toll-free number listed on the proxy card, via the Internet at the website for Internet voting listed on the proxy card, or you may mark, date, sign, and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect the right to vote the shares if you attend the Annual Meeting and want to vote in person – by voting in person you automatically revoke the proxy. If you vote the shares in person, you must present proof that you own the shares as of the record date through brokers’ statements or similar proof and identification. You also may revoke the proxy at any time before the meeting by giving the Corporate Secretary written notice of the revocation or by submitting a later-dated proxy. If you return the signed proxy card but do not mark the voting preference, the individuals named as proxies will vote the shares FOR the two proposals.

Q:	How does the Board recommend I vote on the proposals?

A:	1.	The Board unanimously recommends that you vote FOR the election of each of the Board’s director nominees.

2.	The Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Rosetta and handled in a manner intended to protect the voting privacy. The vote will not be disclosed except: (1) as needed to permit Rosetta to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the Board (which is not currently anticipated).

Q:	How many shares can vote?

A:	As of the record date, March 18, 2010, Rosetta had outstanding 52,446,077 shares of common stock. Each share of common stock is entitled to one (1) vote. Each Rosetta employee’s share of restricted common stock is entitled to one (1) vote, regardless of any outstanding vesting period.

Q:	What happens if I withhold my vote for an individual director?

A:	Because the individual directors are elected by a plurality of the votes cast at the meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.

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Q:	What is a broker non-vote?

A:	Under the rules of various national and regional securities exchanges, brokers may vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. Non-voted stock on non-routine matters are called “broker non-votes.”

Q:	What routine matters will be voted on at the Annual Meeting?

A:	The ratification of the appointment of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

Q:	What non-routine matters will be voted on at the Annual Meeting?

A:	The election of directors is considered a non-routine matter on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Q:	How many votes are needed to approve each of the proposals?

A:	Under our Bylaws, the nominees for election as directors at the Annual Meeting who receive the highest number of “for” votes will be elected as directors. This is called plurality voting. For this purpose, abstentions are not counted as a vote cast either “for” or “against” the director.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of votes cast at the Annual Meeting. For this purpose, abstentions are not counted as a vote cast either “for” or “against” the proposal.

Q:	Can I vote on other matters?

A:	We do not expect any other matter to come before the meeting. We did not receive any stockholder proposals by the date required for such proposals to be considered. If any other matter is presented at the Annual Meeting, the signed proxy gives the individuals named as proxies authority to vote the shares on such matters at their discretion.

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ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held on May 7, 2010

INTRODUCTION

The accompanying proxy, mailed together with this Proxy Statement, is solicited by and on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Rosetta Resources Inc., a Delaware corporation (the “Company,” “Rosetta,” “we,” “us” or “our”), for use at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., Houston time on May 7, 2010 at The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to stockholders of the Company is April 6, 2010.

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no directions are given, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Karen Paganis, Corporate Secretary, Rosetta Resources Inc., 717 Texas, Suite 2800, Houston, Texas 77002, or by voting at a later time by Internet or telephone or by submitting a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

Only stockholders of record of the Company’s common stock at the close of business on March 18, 2010, the record date for the meeting, are entitled to notice of and to vote at the meeting. On that date, Rosetta had outstanding 52,446,077 shares of common stock, each of which is entitled to one (1) vote.

Voting Procedures and Tabulation

Stockholders of record of common stock of the Company may vote via Internet, telephone, or by signing, dating, and returning the proxy card in the accompanying postage-paid envelope. Stockholders whose shares of common stock of the Company are held in the name of a bank, broker or other holder of record (that is, “street name”) will receive separate instructions from such holder of record regarding the voting of proxies.

Rosetta will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will determine the number of shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties.

The inspectors will tabulate the number of votes cast for, against or withheld from, each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the NASDAQ Marketplace Rules, brokers who hold shares in street name have the discretionary authority to vote on certain routine items when they have not received instructions from beneficial owners. For purposes of the Annual Meeting, the ratification of the appointment of the Company’s independent registered public accounting firm is a routine item. The election of directors is a non-routine item, meaning brokers are prohibited from exercising discretionary authority with respect to the proposal if they have not received instructions from beneficial owners with respect to such proposals (so-called “broker non-votes”). A broker non-vote has the effect of a negative vote when a majority of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Since directors are elected by a plurality and the ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, broker non-votes will not affect the outcome of voting on those proposals.

Voting Securities

Only holders of record of common stock of the Company, par value $0.001 per share, at the close of business on March 18, 2010, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for establishing a quorum.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD

Board of Directors

The Board of Directors currently consists of seven directors. All seven current directors are standing for re-election. All of the Board members standing for re-election (other than Randy L. Limbacher, Chairman of the Board, CEO and President) meet the independence criteria under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). You may not vote for a greater number of persons than the number of nominees named.

Each Board member serves a one-year term or until such Board member’s successor is duly elected to serve on the Board. In addition, our Bylaws provide that the authorized number of directors, which shall constitute the whole Board of Directors, may be changed by resolution duly adopted by the Board. Any vacancies and additional directorships resulting from an increase may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum.

During 2009, the Board met eight times and acted by unanimous written consent one time. Each director attended all of the meetings of the Board of Directors and its committees of which such director was a member during the past fiscal year, either in person or by telephone. All of the directors attended the 2009 Annual Meeting of Stockholders.

Committees of the Board

The Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Although we are not required to have a separate Compensation Committee, we have determined that it is in the best interest of the Company to maintain an independent Compensation Committee.

Audit Committee and Audit Committee Financial Expert. The Audit Committee appoints the independent registered public accounting firm to audit our financial statements and oversee the annual audit. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of the quarterly and annual financial statements, the compliance with legal and regulatory requirements governing the preparation and reporting of financial information, the independent registered public accounting firm’s qualifications and independence, and the performance of the internal audit function. It is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee and the independent registered public accounting firm, the internal accounting function and management of the Company. Additionally, the Audit Committee obtains and reviews an audit report by the independent reserve engineering consultants regarding the evaluation of the Company’s reserves. Messrs. Matthew D. Fitzgerald, D. Henry Houston, and Donald D. Patteson, Jr. serve on the

Audit Committee, all of whom are “independent” under NASDAQ rules and the rules of the Securities and Exchange Commission (“SEC”). Mr. Fitzgerald, Chairman of the Audit Committee, and Messrs. Houston and Patteson are “Audit Committee financial experts,” as defined under the rules of the SEC.

The Audit Committee met seven times during 2009. Each member of the Audit Committee attended all of the meetings, either in person or by telephone. See the report of the Audit Committee in this Proxy Statement. A copy of the Audit Committee’s charter is posted in the “Corporate Governance” section of our website at www.rosettaresources.com.

Compensation Committee. The Compensation Committee reviews the compensation and benefits of the executive officers, establishes and reviews general policies related to compensation and benefits, and administers the Company’s long-term incentive plan. Pursuant to the Compensation Committee charter, the Compensation Committee determines the compensation of senior executives of the Company. Messrs. Donald D. Patteson, Jr., Philip L. Frederickson, and Josiah O. Low III serve on the Compensation Committee of the Board, all of whom are “independent” under NASDAQ rules. The Chairman is Mr. Patteson. The Compensation Committee met four times and acted by unanimous written consent one time during 2009. Each member of the Compensation Committee was present, either in person or by telephone, for all of the meetings. A copy of the Compensation Committee’s adopted charter is posted in the “Corporate Governance” section of our website at www.rosettaresources.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, recommending director nominees for election at the Annual Meeting of Stockholders or for appointment to fill vacancies, and advising the Board about the appropriate composition of the Board and its committees. The Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them. The Nominating and Corporate Governance Committee conducts a regular review of the corporate governance principles and practices and recommends to the Board any additions, amendments or other changes. The Nominating and Corporate Governance Committee oversees the annual evaluation concerning the performance of the Board and the Committees of the Board. Messrs. Richard W. Beckler, Philip L. Frederickson, and Josiah O. Low III serve on the Nominating and Corporate Governance Committee of the Board, all of whom are “independent” under NASDAQ rules. The Chairman is Mr. Beckler. Each member of the Nominating and Corporate Governance Committee was present, either in person or by telephone, at all meetings during 2009. The Nominating and Corporate Governance Committee met three times in 2009. A copy of the Nominating and Corporate Governance Committee’s adopted charter is posted in the “Corporate Governance” section of our website at www.rosettaresources.com.

Corporate Governance

Board of Directors Governance Guidelines and Other Governance Documents. The Board of Directors has adopted the Board of Directors Governance Guidelines (“Governance Guidelines”) to govern the qualifications and conduct of the Board. The Governance Guidelines are posted in the “Corporate Governance” section of our website at www.rosettaresouces.com together with the following governance documents:

Bylaws,

Code of Business Conduct and Ethics,

Audit Committee Charter,

Compensation Committee Charter,

Nominating and Corporate Governance Committee Charter,

Environmental, Health and Safety Mission Statement,

Environmental, Health and Safety Policy,

Stock Ownership Guidelines for Non-Employee Directors, and

Stock Ownership Guidelines for Officers.

These documents are also available in print to any stockholder requesting a copy in writing from the Corporate Secretary of the Company at 717 Texas, Suite 2800, Houston, Texas 77002.

Director Independence. The standards applied by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the listing standards of NASDAQ generally provide that a director is not independent if: (a) the director is, or in the past three years has been, an employee of Rosetta or any of its subsidiaries; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of Rosetta or any of its subsidiaries; (c) the director or a member of the director’s immediate family has received more than $120,000 in compensation from Rosetta or any of its subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence other than compensation for service as a director, compensation of a family member who is an employee but not an executive officer or benefits under a tax-qualified retirement plan, or non-discretionary plan; (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, or has worked for such firm in any capacity on Rosetta’s audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where a Rosetta executive officer serves on the compensation committee of such company; or (f) the director or a member of the director’s immediate family is a partner in, a controlling shareholder of or an executive officer of a company that makes payments to, or receives payments from, Rosetta or any of its subsidiaries in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of the consolidated gross revenues of the company receiving the payment.

The Board of Directors, applying the standards referenced above, affirmatively determined that six of its members, Messrs. Beckler, Patteson, Houston, Fitzgerald, Frederickson and Low, constituting a majority of the Board, are independent under NASDAQ rules. The Board of Directors also determined that all members of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are independent.

Independent Directors/Executive Sessions. In 2009 during Board and Committee meetings, the independent directors met ten times in executive session, outside of the presence of members of the management team. The Audit Committee meets with the independent registered public accountant without anyone else present except for the other independent directors.

Board Leadership Structure and Role in Risk Oversight. On February 25, 2010, the Board elected Randy Limbacher, Chief Executive Officer and President, to the position of Chairman. D. Henry Houston, the former Chairman, was elected to serve as lead independent director. The Board believes that this leadership structure is best for the Company at this time, as it appropriately balances the need for the chief executive officer to manage the daily activities of the Company and provides for a lead independent director to oversee the executive sessions of the independent directors and enhance the relationship between the Board and the Chairman, Chief Executive Officer and President. In appointing Mr. Limbacher as Chairman, the Board concluded that Mr. Limbacher’s leadership since being appointed Chief Executive Officer and President has served the Company and its stockholders well, as he is integrally involved with all aspects of the Company’s operations and provides the Board with effective oversight of management. Further, as discussed below, the Board is structured with three Committees, all being comprised of independent directors.

The Board is actively involved in risk oversight for the Company. The Board believes it is a Board-level function to provide oversight to the Company in the management of risks. The Board recognizes there is a balance between risk and reward and believes the Company’s overall risk profile is appropriate. While certain risks are in the purview of Committees of the Board, and are scrutinized closely at the Committee level, the full Board has responsibility for risk oversight. The Committees regularly report their risk-oversight activities to the Board.

Management of the Company takes a comprehensive approach to risk management, with the view that risk is inherent in every action taken by the Company. Management of risk is a responsibility of employees at all levels. As management refines the strategic plan for the Company on a regular basis, it assesses specific areas of risk to implementation of the strategy. The Company has also developed an enterprise risk management program to assess and manage key risks to the Company. Regular operational and strategic briefings are provided to the Board and inherent risks are discussed with the Board. The Board receives a briefing on the enterprise risk management process on an annual basis.

Through the Audit Committee, the Board monitors financial risk and hedging. The internal audit department is responsible for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and financial and operational audits. The head of the internal audit function reports directly to the Audit Committee.

The Compensation Committee monitors risks associated with compensation practices for the Company. While the Company does not believe that any of our compensation policies create risks that are reasonably likely to have a material adverse effect on the Company, the Board believes that it is important to articulate our major policies and how they incentivize actions and decisions that benefit stockholders. First, because Rosetta has a history of providing some portion of each full-time employee’s compensation in restricted stock, Rosetta’s employees are all stockholders. Like the shares granted to our executives, the restricted stock granted to all of our employees vests over 3 years. We believe this vesting period helps to ensure that both employees and executives take actions and make decisions which contribute to long-term positive performance, thus aligning us with the long-term interests of our shareholders. Second, we believe our annual bonus plan measures the behaviors that contribute to the success of an exploration and production business; specifically, earnings before interest, depreciation and taxes (EBITDA); production (MCFe/day); growth in proved reserves; finding and development costs, and both lease operating expenses (LOE) and general and administrative (G&A) expenses per unit produced. The items measured in developing our bonus pool are the same for both executives and employees to ensure internal alignment. Further, we have designed the bonus plan metrics with diversified measures and compensating objectives that we consider very beneficial to overall financial performance. For example, adding costly reserves may help us exceed the reserve goal, but doing so would likely cause us to fall short of the finding and development cost goal. We believe that the granting of restricted stock to all employees and the bonus plan we utilize help us to ensure that our behaviors are consistent with the interests of our stockholders, both in the short term and the long term. Further, a significant portion of executive compensation is in the form of long-term compensation, including performance shares, which is paid over time. For a further discussion, see the “Compensation Discussion and Analysis.”

Board Composition. The Nominating and Corporate Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. The Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs and have a reputation for ethical conduct. Nominees for director will include individuals who, taking into account their diversity, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct the affairs and business of the Company. Although we do not have a formal policy on diversity for board members, it is a factor in assessing potential board members. Diversity not only encompasses racial and gender diversity, but it also relates to diversity of experience and background in an effort to ensure that the composition of our directors provides a strong and well balanced foundation of skill and experience.

The Committee identifies candidates by asking the current directors and executive officers to notify the Committee if they become aware of individuals who meet the criteria described above. The Committee has the sole authority to engage firms that specialize in identifying director candidates. The Committee will also consider candidates recommended by stockholders. After the Committee has identified a potential candidate, it collects and reviews available information regarding the individual, and if the Committee determines that the candidate warrants further consideration, the Committee Chairman or another Committee member will contact the person. Generally, if the individual expresses a willingness to be considered for election to the Board, the Committee will request information from the candidate, review the individual’s qualifications, engage a third party to conduct a background investigation, and conduct one or more interviews with the candidate. When the Committee has completed this process, it makes a recommendation to the full Board.

Responsibility of Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee prepares and recommends to the Board for adoption appropriate corporate governance principles and practices. Each year, this Committee:

•	Reviews the advisability or need for any changes in the number and composition of the Board;

•	Reviews the advisability or need for any changes in the number, charters, titles, or composition of the committees of the Board;

•	Recommends to the Board the composition of each committee of the Board and the individual director to serve as chairman of each committee;

•	Requires each chairman of each committee to report to the Board about the committee’s annual evaluation of its performance and evaluation of its charter;

•	Receives comments from all directors and reports to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year;

•

Develops, reviews and reassesses the adequacy of the Company’s corporate governance principles and practices and recommends any proposed changes in the Governance Guidelines to the Board for its approval;

•	Makes a report to the Board on succession planning and work with the Board to evaluate potential successors to the CEO;

•	Recommends to the Board the election of officer candidate for the Company;

•	Reviews individual director participation in director education programs; and

•	Evaluates the performance of the Nominating and Corporate Governance Committee and makes a report to the full Board.

Board’s Interaction with Stockholders. The CEO and other corporate officers are responsible for establishing effective communications with the stockholders. In accordance with this policy, management speaks for the Company. This policy does not preclude independent directors from meeting with stockholders, but where appropriate, management should be present at such meetings. Stockholders may submit communications to directors by writing to the Corporate Secretary of the Company at the executive offices set forth in this Proxy Statement under “Stockholder Communications with the Board of Directors.”

Business Conduct and Ethics. The Code of Business Conduct and Ethics (the “Ethics Code”) requires all of the directors, officers and employees to adhere to certain basic principles that uphold the Company’s guiding values of integrity, accountability and professionalism. The Ethics Code requires such individuals to comply with the law, avoid conflicts of interest, compete fairly and honestly, maintain a safe and healthy work environment, and preserve company assets. This includes specific compliance procedures and a mechanism for reporting violations to a supervisor, the Director of the Internal Audit Department, or to the General Counsel. We have established an “ethics hotline” for employees to use and a procedure for maintaining anonymity with respect to an employee reporting a violation of the Ethics Code. You can access the Ethics Code in the “Corporate Governance” section of our website at www.rosettaresources.com. Changes in or waivers of the Ethics Code may be made only by the Board of Directors of the Company or, in the case of any change or waiver of the Ethics Code for the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions (collectively, the “principal officers”), only by the independent directors on the Board of Directors of the Company. All changes in or waiver of the Ethics Code for the principal officers will be promptly disclosed as required by law or stock exchange regulations, which we would provide on our website.

Directors’ Continuing Education. The Governance Guidelines require directors to participate in continuing education in subjects relevant to the duties of a director. While the Company arranges for director education presentations around the regular meetings of the Board of Directors, the directors also attend continuing education programs provided by independent organizations, including the National Association of Corporate Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of this Proxy Statement, the Company’s Board consists of seven directors, all seven of the directors will stand for election, and six of those seven are independent. Information regarding the business experience and qualifications of each nominee is provided below. All directors are elected annually to serve until the next Annual Meeting and until successors are elected.

Directors are elected by plurality vote of the shares present at the Annual Meeting, meaning that the director nominee with the most affirmative votes are elected. If you sign the proxy card but do not give instructions with respect to the voting of directors, the proxyholders will vote in favor of the seven persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to the slate of seven persons who will be voted upon at the Annual Meeting. You may not vote for a greater number of persons than the number of nominees named.

The Board expects that all of the nominees will be available to serve as directors as indicated. If any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by the Board of Directors unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board’s director nominees.

Company Nominees for Director

Randy L. Limbacher, age 52, has served as Director and Chief Executive Officer and President of Rosetta since November 1, 2007. On February 25, 2010, Mr. Limbacher was appointed as the Chairman of the Board. Prior to joining Rosetta, Mr. Limbacher served as President, Exploration and Production – Americas for ConocoPhillips, and had responsibility in this position for all exploration and production activities in the Western Hemisphere. Mr. Limbacher joined ConocoPhillips with its April 2006 acquisition of Burlington Resources, an organization with which he had spent over 20 years. At Burlington, Mr. Limbacher held a series of positions of increasing responsibility, including his role at the time of the acquisition of Executive Vice President, Chief Operating Officer and as a director on the Board of Directors of Burlington. Early in his career, he served in engineering roles with Conoco and Mobil/Superior Oil. Mr. Limbacher has 30 years of experience in the exploration and production business, both domestically and internationally. He holds a B.S. in Petroleum Engineering from Louisiana State University. Mr. Limbacher serves on the Board of Directors of CARBO Ceramics Inc. Mr. Limbacher has extensive leadership experience, both with Rosetta and other companies in the energy industry. He is experienced in managing independent oil and gas exploration and production companies and providing strategic direction, as well as, disciplined management for a company like ours. Mr. Limbacher’s service on other public boards also provides experience and knowledge of best practices that may benefit Rosetta.

D. Henry Houston, age 70, has served as Director of Rosetta since July 2005. Mr. Houston served as Chairman of the Board from July 2007 until February 2010, when he was appointed as the lead independent director. From 2002 through 2008, when he retired, D. Henry Houston was Executive Vice President, Chief Operating Officer and Chief Financial Officer as well as a Director of Remote Knowledge, Inc., a company offering communication services for marine pleasure craft. From 1995 through 2002, he served as Executive Vice President and Chief Financial Officer of T.D. Rowe Amusements, a private company operating approximately 25,000 vending and amusement devices. Mr. Houston also previously worked as an oil and gas consultant and served as President of KP Exploration, Inc., Chairman of the Board of Magee Poole Drilling Company, President of Black Hawk Oil Company, Chief Financial Officer of C&K Petroleum, and Vice President, Chief Financial Officer, and Director of Southdown Inc. Earlier in his career, he worked with Price Waterhouse and with Detsco, Inc. Mr. Houston has a degree in accounting from University of Arkansas. Mr. Houston’s financial accounting background, prior energy experience, and general business acumen are assets to Rosetta’s Board of Directors.

Richard W. Beckler, age 70, has served as Director of Rosetta since July 2005. Since 2003, Mr. Beckler has served as a partner in the global litigation group as the head of the Securities, Government Enforcement and White Collar Defense group of the law firm of Howrey LLP. From 1979 through 2003, he was a partner in the law firm of Fulbright & Jaworski and at the end of his tenure, the partner heading the litigation group in Washington, D.C. Mr. Beckler also served as a section chief in the Criminal Fraud Section of the U.S. Department of Justice, and as an Assistant District Attorney in the Manhattan District Attorney’s Office. Mr. Beckler brings expertise in the legal profession and with securities regulation to Rosetta. He has a Juris Doctor degree from Fordham Law School and over 40 years of practicing law at private firms, at the U.S. Department of Justice and at the New York County (Manhattan) District Attorney’s Office.

Donald D. Patteson, Jr., age 64, has served as Director of Rosetta since July 2005. Mr. Patteson is the founder and Chairman of the Board of Directors of Sovereign Business Forms, Inc., a consolidator in the wholesale manufacturing of custom business forms and related products segment of the printing industry. He also served as Chief Executive Officer of Sovereign from August 1996 until his retirement in August 2008. Prior to founding Sovereign in August 1996, he served as Managing Director of Sovereign Capital Partners, an investment firm specializing in leveraged buyouts. Mr. Patteson also previously served as President and Chief Executive Officer of WBC Holdings, Inc., and President and Chief Executive Officer of Temple Marine Drilling, Inc./R.C. Chapman Drilling Co., Inc., and President, Chief Executive Officer and Director of Temple Drilling. Mr. Patteson also worked with Atwood Oceanics, Houston Offshore International, Western Oceanic and Arthur Andersen’s management consulting practice earlier in his career. Mr. Patteson has 24 years of experience as a chief executive officer in various industries including the oil and gas service industry. In addition, Mr. Patteson has valuable financial accounting expertise and experience with major financial transactions. Mr. Patteson has an MBA with concentration in finance.

Josiah O. Low III, age 70, has served as Director of Rosetta since December 2006. He is currently a Senior Advisor to Catterton Partners, a private equity firm. Prior to serving with Catterton, Mr. Low led the corporate finance group of Donaldson, Lufkin and Jenrette (“DLJ”) as a Managing Director for over 15 years. He was a significant contributor in the development of DLJ from a boutique investment bank into one of Wall Street’s largest and most prestigious firms, prior to its merger with Credit Suisse First Boston. Preceding his position at Credit Suisse, Mr. Low was a founding Managing Director of Merrill Lynch Capital Markets Group. He has extensive investment experience in the oil and gas finance sector throughout the United States. Mr. Low is a graduate of Williams College. He serves on the Board of Directors of Costar Group. Mr. Low’s investment banking experience, particularly in the energy sector, allows him to contribute broad financial and energy sector expertise to the Board.

Philip L. Frederickson, age 53, has served as Director of Rosetta since July 2008. He retired from ConocoPhillips in January 2008, where he served as Executive Vice President, Planning, Strategy and Corporate Affairs at the time of his retirement. Prior to serving in this role, Mr. Frederickson held the position of Executive Vice President, Commercial. Mr. Frederickson joined Conoco in 1978 and held various positions in the United States and Europe, with diverse responsibilities including refining and marketing operations, upstream strategy and portfolio management, and business development. Mr. Frederickson serves on the board of directors for Sunoco Logistics Partners LP. He is also a director for The Yellowstone Park Foundation. Mr. Frederickson’s broad assignments and executive management experience in the energy industry provides relevant experience in a number of strategic and operational areas.

Matthew D. Fitzgerald, age 52, has served as Director of Rosetta since September 2008. He has been President of Total Choice Communications LLC, a Sprint Preferred Retailer based in Houston, Texas since September 2009. Mr. Fitzgerald retired from Grant Prideco, Inc. in April of 2008, where he served as Executive Vice President and Chief Financial Officer from January 2004 until his retirement, and Treasurer from February 2007 until his retirement. Prior to joining Grant Prideco, Inc., Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC from March 2001 until January 2004. Mr. Fitzgerald was employed by BJ Services Company from 1989 to 2001, where he served as Vice President and Controller. Mr. Fitzgerald was also a senior manager with the accounting firm of Ernst & Whinney. Mr. Fitzgerald holds a Bachelor of Science and a Masters in Accountancy from the University of Florida. Mr. Fitzgerald’s prior positions of responsibility as chief financial officer and controller for service companies within the energy industry provides strong financial and accounting expertise for Rosetta.

Stockholder Nomination of Directors

The Company has not received stockholder recommendations for a nominee for director for consideration at the 2010 Annual Meeting of Stockholders. To be considered for the 2011 Annual Meeting of Stockholders, our Bylaws require that a stockholder’s notice with respect to director nominations must be submitted to the Company no earlier than January 7, 2011 and no later than February 7, 2011. Stockholder recommendations of individuals for consideration as a nominee for director should be submitted in writing to the attention of the Corporate Secretary, 717 Texas, Suite 2800, Houston, Texas 77002. To be in proper written form, a stockholder’s notice with respect to director nominations must set forth:

1.	As to each nominee, the name, age, business address and residence address of such nominee and his or her principal occupation or employment;

2.	As to the stockholder giving notice, (a) certain identifying information with respect to such stockholder and any other person on whose behalf the nomination is made (such stockholder or other person, a “Nominating Person”) and (b) a description of all arrangements or understandings between such Nominating Person, any proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by the Nominating Person; and

3.	As to each nominee or Nominating Person, (a) the class and number of shares of the Company’s capital stock owned beneficially or of record by such person, (b) whether and the extent to which any hedging or other transaction has been entered into by or on behalf of, or any other agreement has been made, the effect or intent of which is to mitigate loss or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any Company securities, and (c) any other information relating to such persons required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for election of directors pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All stockholder notices must include a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business or nomination before the meeting and a statement whether any Proposing Person (as defined in the Company’s Bylaws) or Nominating Person, as the case may be, intend to solicit proxies in connection with the proposal or nomination. Additionally, notices with respect to director nominations must be accompanied by a written consent of each proposed nominee, to being named as a nominee and to serve as a director if elected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following tabulation sets forth as of March 1, 2010 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,670,965	(1)	7.01%

First Pacific Advisors, LLC 11400 West Olympic Blvd., Suite 1200 Los Angeles, California 90064	8,446,900	(2)	16.0%

(1)	Based solely on a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 12, 2010. Wellington, in its capacity as investment adviser, has shared voting power with respect to 3,093,565 shares of our common stock and shared dispositive power with respect to 3,670,965 shares of our common stock.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2010 on behalf of First Pacific Advisors, LLC, a Delaware limited liability company (“FPA”), FPA Capital Fund, Inc., a Maryland corporation and a registered open-end investment company (“FPA Capital”), Robert L. Rodriguez, Managing Member of FPA, J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment adviser to its various clients, has shared voting power with respect to 2,784,400 shares of our common stock and shared dispositive power with respect to 8,184,400 shares of our common stock. FPA Capital, in its capacity as an investment company, has sole voting power with respect to 4,520,600 shares of our common stock and shared dispositive power with respect to 4,520,600 shares of our common stock. Messrs. Rodriguez and Atwood own 197,500 and 65,000 shares of our common stock, respectively. As controlling persons of FPA, Messrs. Rodriguez, Atwood and Romick may be deemed to beneficially own 8,184,400 shares of our common stock owned by FPA’s clients. Messrs. Rodriguez, Atwood and Romick disclaim beneficial ownership of the securities owned by FPA’s clients.

Security Ownership of Directors and Executive Officers

The following tabulation sets forth, as of March 1, 2010, the shares of common stock beneficially owned by each director nominee, each of our named executive officers, and all director nominees and executive officers as a group.

Common Stock Beneficially Owned (1)

Name	Number of Shares	Percent of Class

Directors
Randy L. Limbacher	575,153 (2)	1%
Richard W. Beckler	53,288 (3)	*
Matthew D. Fitzgerald	23,355 (4)	*
Philip L. Frederickson	23,355 (5)	*
D. Henry Houston	54,230 (6)	*
Josiah O. Low III	51,026 (7)	*
Donald D. Patteson, Jr.	58,360 (8)	*

Named Executive Officers (excluding Mr. Limbacher)
Michael J. Rosinski	233,007 (9)	*
Ellen R. DeSanctis	161,899 (10)	*
John D. Clayton	123,301 (11)	*
James E. Craddock	78,825 (12)	*
All directors and executive officers as a group (15 persons)	1,765,718	3%

*	Less than one percent.
(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.
(2)	Represents (i) 129,008 shares of common stock, (ii) 320,170 restricted shares of common stock, with restrictions to lift on various dates through November 2013, provided that Mr. Limbacher is continuously employed by the Company or an affiliate until such dates, and (iii) 125,975 shares of common stock underlying fully vested options.
(3)	Represents (i) 9,058 shares of common stock, (ii) 19,230 restricted shares of common stock, with restrictions to lift on various dates through May 2010, provided (generally) that Mr. Beckler continues board service with the Company until such dates, and (iii) 25,000 shares of common stock underlying fully vested options.
(4)	Represents (i) 875 shares of common stock, (ii) 17,480 restricted shares of common stock, with restrictions to lift on various dates through September 2011, provided (generally) that Mr. Fitzgerald continues board service with the Company until such dates, and (iii) 5,000 shares of common stock underlying fully vested options.
(5)	Represents (i) 875 shares of common stock, (ii) 17,480 restricted shares of common stock, with restrictions to lift on various dates through July 2011, provided (generally) that Mr. Frederickson continues board service with the Company until such dates, and (iii) 5,000 shares of common stock underlying fully vested options.
(6)	Represents (i) 10,000 shares of common stock, (ii) 19,230 restricted shares of common stock, with restrictions to lift on various dates through May 2011, provided (generally) that Mr. Houston continues board service with the Company until such dates, and (iii) 25,000 shares of common stock underlying fully vested options.
(7)	Represents (i) 11,796 shares of common stock, (ii) 19,230 restricted shares of common stock, with restrictions to lift on various dates through May 2011, provided (generally) that Mr. Low continues board service with the Company until such dates, and (iii) 20,000 shares of common stock underlying fully vested options.
(8)	Represents (i) 14,130 shares of common stock, (ii) 19,230 restricted shares of common stock, with restrictions to lift on various dates through May 2011, provided (generally) that Mr. Patteson continues board service with the Company until such dates, and (iii) 25,000 shares of common stock underlying fully vested options.

(9)	Represents (i) 80,012 shares of common stock, (ii) 63,890 restricted shares of common stock, with restrictions to lift on various dates through January 2013, provided that Mr. Rosinski is continuously employed by the Company or an affiliate until such dates, and (iii) 89,105 shares of common stock underlying fully vested options.
(10)	Represents (i) 75,418 shares of common stock, and (ii) 66,251 restricted shares of common stock, with restrictions to lift on various dates through January 2013, provided that Ms. DeSanctis is continuously employed by the Company or an affiliate until such dates, and (iii) 20,230 shares of common stock underlying fully vested options.
(11)	Represents (i) 61,004 shares of common stock, (ii) 49,131 restricted shares of common stock, with restrictions to lift on various dates through January 2013, provided that Mr. Clayton is continuously employed by the Company or an affiliate until such dates, and (iii) 13,166 shares of common stock underlying fully vested options.
(12)	Represents (i) 16,528 shares of common stock, and (ii) 49,131 restricted shares of common stock, with restrictions to lift on various dates through January 2013, provided that Mr. Craddock is continuously employed by the Company or an affiliate until such dates, and (iii) 13,166 shares of common stock underlying fully vested options.

Executive Officers Who are Not Directors

Name	Age	Position
Michael J. Rosinski	65	Executive Vice President, Chief Financial Officer, and Treasurer
Ellen R. DeSanctis	53	Executive Vice President, Strategy and Development
John D. Clayton	46	Vice President, Asset Development
James E. Craddock	51	Vice President, Drilling and Production Operations
Michael H. Hickey	55	Vice President and General Counsel
W. Rufus Estis	58	Vice President and Controller
J. Chad Driskill	45	Vice President, Marketing and Business Development
Gerald L. Maxwell	56	Vice President, Human Resources

Michael J. Rosinski, age 65, has served as Executive Vice President, Chief Financial Officer and Treasurer of Rosetta Resources Inc. since July 2005, and was Secretary from July 2005 until August 2008. Prior to joining the Company, Mr. Rosinski served as Executive Vice President and Chief Financial Officer of Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.) from May 2005 until July 2005. Prior to that, Mr. Rosinski served as Chief Financial Officer of Power 3 Medical Products from July 2004 through May 2005, and was Senior Vice President and Chief Operating Officer of Municipal Energy Resources Corporation from 1997 to 2004. Previously, he held positions as Senior Vice President and Chief Financial Officer of Santa Fe Energy and held a number of positions at Tenneco. Mr. Rosinski holds an MBA from Tulane University and a Bachelors degree in Mechanical Engineering from Georgia Tech. He has over 37 years of experience in energy financing, financial management and controls, planning and investor relations in energy and related industries.

Ellen R. DeSanctis, age 53, has served as Executive Vice President, Strategy and Development since September 2008. Prior to joining Rosetta, Ms. DeSanctis was an independent consultant, advising companies in the areas of strategic planning, investor relations and leadership development. Ms. DeSanctis began her technical career at Shell Oil in 1978, and later moved to Atlantic Richfield Company where she served in a variety of financial and operational functions. Ms. DeSanctis later was responsible for investor relations, corporate communications, and business analysis and budgeting for Vastar Resources Inc. In 2000, Ms. DeSanctis accepted a position at Burlington Resources Inc., where she served most recently as Vice President of Corporate Communications & Strategic Planning. Ms. DeSanctis received a B.A. in Geology & Geological Sciences from Princeton University and a MBA from the University of California, Los Angeles.

John D. Clayton, age 46, has served as Vice President, Asset Development since March 2008. Prior to joining the Company, Mr. Clayton was Manager, Lower 48 Business Development for ConocoPhillips, Inc. since

2006. Mr. Clayton became employed with ConocoPhillips in 2006 as a result of ConocoPhillips’ merger with Burlington Resources Inc. Mr. Clayton was employed with Burlington Resources Inc. from 1986 through 2006, where he held various positions including Director of Worldwide Acquisitions and Divestitures. Mr. Clayton has a Bachelors of Science degree in petroleum engineering from Louisiana State University and has over 24 years experience in the industry in asset management, acquisitions and divestitures, reservoir engineering, production engineering and drilling engineering.

James E. Craddock, age 51, has served as Vice President, Drilling and Production Operations since April 2008. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc., an exploration and production start-up company focused on coal bed methane development. On February 3, 2009, BPI Energy, Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock has extensive experience in production operations, reservoir and production engineering, and unconventional gas and oil exploitation. Mr. Craddock received a Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

Michael H. Hickey, age 55, has served as Vice President and General Counsel of Rosetta Resources Inc. since August 2005. Previously, Mr. Hickey served as Vice President Law and Secretary of Technip Offshore Inc., from April 2004 through July 2005. From September 2000 to March 2004, he was with Calpine’s North American E&P and midstream group, serving as Vice President and Managing Counsel from May 2003. He served as Vice President, General Counsel and Secretary of Kosa B.V. from December 1998 until August 2000. He holds a Bachelors of Arts degree in English and a Juris Doctorate, both from the University of Tennessee, and has been a practicing lawyer for 30 years.

W. Rufus Estis, age 58, has served as Vice President and Controller of Rosetta Resources Inc. since September 2009. Beginning in 2008, Mr. Estis became co-owner and general partner of The Big Mamou, LLC, a restaurant in Houston, Texas, and still holds those positions. Previously, Mr. Estis served as Vice President and Chief Financial Officer of Maritech Resources, Inc, an independent oil and gas company located in Houston, Texas from 2005 to 2008. Prior to joining Maritech Resources, Inc, in 2005 he served as Vice President, Finance and Chief Financial Officer of Petrokazakhstan, an integrated oil company in Almaty, Republic of Kazakhstan. Mr. Estis served from 2003 to 2005 as Chief Financial and Administrative Officer of Atlantis Holding Norway AS, an oil and gas company in Dubai, United Arab Emirates. Mr. Estis has over 35 years accounting experience in the energy industry. He is a Certified Public Accountant with a Bachelor of Science degree in Accounting from Louisiana Tech University and a Master of Business Administration degree in Finance from the University of Houston.

J. Chad Driskill, age 45, has served as Vice President, Marketing and Business Development of Rosetta Resources Inc. since July 2005. At Rosetta, Mr. Driskill is responsible for both physical and financial commodity marketing and trading, as well as supporting mergers and acquisition activity for the Company. Prior to joining Rosetta in July 2005, Mr. Driskill spent 10 years holding a number of positions in energy trading, business development, and risk management at both Calpine Corporation and Calpine Energy Services. Prior to joining Calpine, Mr. Driskill spent 5 years at LFC Financial Corp. as Director of Gas Trading. Mr. Driskill has over 22 years of experience in the energy trading, oil and gas, and power generation industries. Mr. Driskill received a Bachelor of Business Administration degree in Finance from Texas Tech University.

Gerald L. Maxwell, age 56, has served as the Vice President, Human Resources since April 2007. Mr. Maxwell joined the Company in May 2005 as an independent consultant. In November 2005, he became the General Manager of Human Resources, and in April 2007, he became Vice President of Human Resources. Previously, Mr. Maxwell was Vice President of Human Resources for several of El Paso Corporation’s business units, both domestic and international. Prior to El Paso’s acquisition of Tenneco Energy, he was director of human resources for Tenneco Energy. Mr. Maxwell has also held human resources positions at Quintana Petroleum, Anadarko Petroleum, Coastal Corporation, and in the financial industry. He holds dual Bachelor’s degrees in management and economics from Houston Baptist University, and has over 31 years human resources experience in the energy industry.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy

Rosetta compensates management through a mix of base salary, bonus and equity grants with the objectives of attracting and retaining key executive officers critical to long-term success, compensating those executive officers fairly and competitively for responsibility and accomplishment, and aligning management’s incentives with the long-term interests of its stockholders. The hydrocarbon exploration and production business continues to be an increasingly competitive marketplace for talent. Notwithstanding relatively low energy commodity prices throughout 2009, Rosetta’s management and directors believe that the underlying fundamentals that have created this intense competition for people – continuing worldwide demand for energy, supplies that are increasingly difficult and expensive to find and produce, and relatively limited numbers of college students pursuing undergraduate degrees in the geosciences – will remain in place for the foreseeable future. While these fundamentals will make attracting and retaining experienced energy executives an ongoing challenge, we believe that our historical approach remains valid – base salary levels are generally set at the middle of Rosetta’s competitive marketplace for comparable positions, and total compensation that is above the middle of our marketplace can be achieved in the aggregate through the annual performance bonus program and through equity awards and stock price appreciation.

Our annual performance bonus program is designed to pay out based on Company performance in five areas, each of which is generally weighted equally to the others: production volumes, reserves added, finding costs, EBITDA, and expenses (lease operating and G&A). The Board may elect to modify the bonus pool that is developed from these five key metrics after consideration of other factors such as environmental, health and safety performance; sustainability (adding new inventory, developing new core areas, success in acquisitions and exploration); relative performance to peers; and ability to pay. For executive management, a combination of restricted stock and non-qualified stock options has historically been granted to ensure additional emphasis on stock price appreciation. In 2009, we added performance share units (PSUs) to the equity mix for executives to ensure a focus on behaviors that improve total stockholder return over the long-term. In early 2010, we granted restricted stock and PSUs to the executives, and do not plan to issue additional stock options for the foreseeable future.

The Compensation Process

The Role of the Compensation Committee of the Board of Directors. The Compensation Committee of the Company’s Board of Directors is required to be composed of at least three independent directors. We began 2009 with six independent directors serving on the Compensation Committee, but reduced that to three in May 2009. As part of its stated purpose in its charter (which can be found in full on our website in the “Corporate Governance” section at www.rosettaresources.com), the Compensation Committee “will assist the Board of Directors of Rosetta Resources Inc. (the “Company”) in discharging its responsibilities relating to compensation of the Company’s executive officers and the members of the Board of Directors. The Compensation Committee has overall responsibility for approval, evaluation and oversight of all compensation and benefit plans, policies and programs of the Company.” Several of its stated responsibilities in support of this purpose are annually to:

•	Review and make recommendations to the Board with respect to general compensation policies of the Company with respect to all officers and directors;

•

Review and approve, for the executive officers of the Company, (a) the annual base salary level, (b) awards under incentive compensation plans and equity-based plans, (c) employment agreements, severance arrangements, and change-in-control agreements/provisions, in each case as, when and if appropriate, and (d) any special or supplemental benefits or perquisites; and

•

Review and approve the corporate goals and objectives relevant to the compensation of the executive officers and evaluate the executive officers’ performance in light of these goals and objectives, and recommend to the Board the compensation levels based on this evaluation.

Both the Chairman of the Board, CEO and President and the Vice President, Human Resources may advise the Compensation Committee in the discharge of these responsibilities by suggesting programs, practices, and specific actions affecting executive officers other than the Chairman of the Board, CEO and President himself. However, other executive officers do not play a part in the process of setting executive compensation.

In 2009, the Compensation Committee met four times, met in executive session during three of those meetings, and acted by unanimous written consent once during the year.

Review of Compensation Philosophy and Determination of Targeted Overall Compensation. To assist the Company in developing its compensation philosophy and in establishing “targeted overall compensation” (i.e., the aggregate level of compensation that we will pay if performance goals are deemed to have been fully met), the Compensation Committee in August 2009 engaged Longnecker & Associates (“Longnecker”). The Compensation Committee retained Longnecker to perform a study of the compensation of executive management at the Company and at 13 comparable companies (the “Peer Group”) based on factors that included market capitalization, revenues, geographic focus and skill requirements for executive positions. Companies were generally considered comparable if they were at least half as large, and no more than twice as large as Rosetta in two of the following three categories: market capitalization, annual revenues, and asset size. The selected Peer Group for 2009 was:

ATP Oil & Gas Corp.

Berry Petroleum Co.

Bill Barrett Corp.

Carrizo Oil & Gas, Inc

Clayton Williams Energy, Inc.

Comstock Resources, Inc.

Concho Resources Inc.

Energy XXI, Ltd.

McMoran Exploration Company

Petroquest Energy, Inc.

Stone Energy Corp.

Swift Energy Company

Venoco. Inc.

The Compensation Committee regularly reviews and refines the Peer Group as appropriate.

Compensation studies that are limited to a review of Peer Group proxy statements will cover in detail only those individuals for whom compensation information is disclosed publicly, which generally include only the five most highly compensated officers at each company. As a result, Longnecker used additional data from other broad executive compensation surveys to more fully develop targeted overall compensation levels for all of the executive officers.

Longnecker was engaged independently by the Compensation Committee. Whether Longnecker continues to provide consulting services in the area of executive compensation will be a decision reached independently by the Compensation Committee. Longnecker performs no consulting services for the Company except in the area of executive and director compensation.

The Compensation Committee reviews annually the levels of each element of executive compensation and recommends to the Board that changes be implemented as necessary in line with the compensation philosophy.

Elements of Executive Compensation

After receiving the results of the Longnecker study and reviewing the Company’s compensation philosophy against the actual practices of the Peer Group, the Compensation Committee determined that the elements of targeted overall compensation for executive management should continue to include (1) base salary, (2) a bonus plan with payouts (if any) based on performance, and (3) equity or equity-based awards.

Base Salaries. Rosetta provides its executive officers with assured cash compensation in the form of a base salary that is generally near the median for similar positions within of the selected Peer Group. Salary increases that were provided to executives in 2009 resulted from the median of our peer group for a particular position exceeding the executive’s actual base salary at that time, or resulted from our need to maintain internal equity. The base salaries paid to top executive officers at year-end 2009 are shown in the Summary Compensation Table. The Compensation Committee expects to continue to review executive base salaries annually and to recommend changes as appropriate.

Incentive Bonus. Incentive bonuses are a critical part of the Company’s compensation philosophy. Bonuses may be earned if the Company achieves its objectives in key performance metrics as discussed below. Bonuses actually paid in 2010 as a result of 2009 performance are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Bonus targets as a percentage of base salary are generally set near the median for similar positions within our peer group. Bonus targets as a percentage of base salary for 2009 were 100% for the Chairman of the Board, CEO and President, 75% for the executive vice presidents, and from 50% to 65% for the vice presidents. Bonus targets as a percentage of base salary for 2010 are 100% for the Chairman of the Board, CEO and President, 75% for the executive vice presidents, and from 50% to 70% for the vice presidents.

Although the Company reserves the right to add or delete corporate performance metrics for the bonus plan in the future, the metrics for 2009 are shown below. For 2009, each metric carried a weighting equal to the others. Because of the uncertain environment for energy commodity pricing, and the need to adjust capital spending up or down as appropriate, the metrics for 2009 were developed using possible pricing scenarios ranging from an average for the year of $5 per MCFe of natural gas and $42 per barrel of oil, to an average of $8 per MCFe of natural gas and $80 per barrel of oil.

•	Production Volumes – the average daily production of natural gas or its equivalent expressed in millions of cubic feet (MMCFe). The 2009 targets ranged from 139 MMCFe per day to 157 MMCFe per day.

•

Reserves Added – the reserves of natural gas or its equivalent added in the year through finding and development activities or through acquisition, expressed in billion cubic feet (BCFe). The 2009 targets ranged from 10 BCFe to 57 BCFe.

•	Finding Costs – annual capital expenditures divided by annual reserves added. The 2009 targets ranged from $8.90 per MCFe to $4.39 per MCFe.

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The 2009 targets range from $169 million to $295 million.

•

Expenses Per Unit – the sum of annual lease operating expenses plus general and administrative expenses, divided by total annual production. The 2009 targets ranged from $1.79 per MCFe to $1.62 per MCFe.

The bonus payout for any executive officer is dependent on achievement of corporate objectives. At the recommendation of the Compensation Committee, the Board may exercise an element of positive or negative discretion beyond the stated objectives when it considers that discretion warranted, both as concerns the pool as a whole or the award for any individual. Without limiting the Board’s ability to exercise positive or negative discretion for any sound business reason, the Board has determined that several specific factors could be considered in its decision as to whether or not to modify the payouts that were calculated as a result of the five key performance metrics. These specific factors include environmental, health & safety performance; performance in sustainability (adding new inventory, net increase in core areas, acquisitions, and exploration success); relative performance against the Peer Group; and ability to pay. The Company believes that it is reasonable to expect performance warranting a full payout of the pool.

The Company entered 2009 with commodity prices at extraordinarily low levels. Notwithstanding that the Company’s performance against the 2008 metrics warranted a payout of 80% of target, given the challenges that faced the Company during 2009 and the associated need to conserve cash, Mr. Limbacher recommended to the Compensation Committee that he not receive a 2008 bonus, and his recommendation was accepted. In addition, the remaining Executive Officers offered to leave half of their 2008 bonuses at risk, and the Compensation Committee accepted this recommendation as well. The remaining bonuses for the executive officers were not to be paid unless Mr. Limbacher determined, in his sole discretion, that the Company’s financial position was such that payout was appropriate. Mr. Limbacher concluded that the Company’s financial position was such that payment of the remaining 50% of the 2008 bonuses for the executives (other than for himself) was appropriate, and that payment was made in May 2009. The full amounts of 2008 bonuses paid are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

The Company’s performance in 2009 against the metrics shown below was well ahead of target in the aggregate, and the Compensation Committee approved bonus payouts for the executives that reflect that level of corporate performance. The 2009 bonuses that were paid in March 2010 are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Equity Grants. Another critical component of our compensation philosophy is that our executive officers’ personal financial success should be tied to the performance of our common stock. The Longnecker studies of executive compensation in 2008 and 2009 reflected the value of equity grants as a percentage of base salary for similar positions at the Company’s competitors, and the Compensation Committee and the Board approved equity grants such that total compensation (base salary, target incentive bonus, and equity) remained in targeted parity with similar executive positions within our peer group. Those grants were subsequently made in January 2009 and January 2010, respectively. All equity grants have been made pursuant to the Rosetta Resources Inc. Amended and Restated 2005 Long-term Incentive Plan.

For 2009, the Compensation Committee determined that this equity value would be granted in a mix of restricted stock, non-qualified stock options and performance share units (PSUs). The Compensation Committee believes that granting restricted stock will encourage the executive officers to adopt a view towards long-term value while providing a retention incentive even in the event of a decline in the stock price and that granting PSUs will ensure a focus on long-term total shareholder return. All restricted stock and stock options granted in January 2009 are time-vested, with 25% vesting one year from the date of grant, an additional 25% after two years, and the remaining 50% after three years if the recipient remains employed by the Company as of those dates. The PSUs will be considered for cliff vesting by the Compensation Committee after the end of a three-year performance period based on performance against three metrics that have demonstrated strong correlations to long-term total stockholder return: (1) proved reserves per share, (2) risked probable/possible inventory as a multiple of proved reserves, and (3) percentage change in cash flow multiple as compared to the S&P Mid-Cap 400 Oil & Gas Exploration & Production Index. Specific numerical goals have been set for each of these three metrics, but we do not plan to publish this sensitive proprietary information as we believe that it places us at a competitive disadvantage. After considering performance against these three metrics at the end of the three-year period, the Compensation Committee, in its sole discretion, may choose to vest from 0% – 200% of the PSUs.

For 2010, the Compensation Committee determined that it would discontinue granting non-qualified stock options for the foreseeable future, and would instead grant a mix of restricted stock and PSUs. While the stock options that have previously been granted will continue to encourage the executive officers to take actions that will increase the stock price, it was determined that stock options provide a relatively inefficient and unpredictable method of delivering compensation value, and that the combination of restricted stock and PSUs will provide a good balance to incentivize actions intended to result in both absolute stock price appreciation and relative total shareholder return. The vesting requirements for both restricted stock and PSUs did not change from those described for 2009.

None of these equity grants has been timed to coincide with or to precede the release of material information, and the Compensation Committee has established controls intended to prevent such timed grants. Specifically, (1) all grants for executive officers must be approved by the Compensation Committee, (2) grant prices for non-qualified stock options have all been set at the fair market value (average of the high and low trades) on the date of grant, (3) all options granted before October 1, 2006 were granted on the date of approval by the Board, and all options granted on or after October 1, 2006 were granted on the first trading day of the month following approval by the Board, and (4) no options have been re-priced. In establishing award levels, the Compensation Committee and the Board generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested. The Company has implemented requirements that each Executive Officer hold a specific minimum level of stock, and these requirements are set forth in the Officers Stock Ownership Guidelines, available in the “Corporate Governance” section of our website at www.rosettaresources.com. The requirements are as follows: Chairman of the Board, CEO and President – 250,000 shares, Executive Vice President – 50,000 shares, and any other Vice Presidents – 25,000 shares. Stock that counts towards satisfaction of this requirement includes stock owned, whether directly or in street name; stock held beneficially; unvested restricted stock; and vested stock options. Executive officers have three years from the date of their appointment to meet the requirement. All of Rosetta’s executive officers are in compliance.

Actions Taken Affecting Each Element. Utilizing annualized base salaries as of January 1, 2010, full-target bonuses for 2010, and restricted stock and PSUs that were granted effective in January 2010 (assuming full vesting at fair market value of Rosetta common stock on the date of grant), the Compensation Committee has allocated the compensation components for executive officers as follows:

Position	Base Salary	Bonus	Equity
Chairman of the Board, CEO and President	15.4%	15.4%	69.2%
Executive VPs	23.0%	17.2%	59.8%
Vice Presidents	27.6%	16.6%	55.8%

Employee Benefits and Perquisites. In addition to the main elements of compensation previously discussed in this section, the executive officers are eligible for the same welfare and defined benefits as are available to all employees, which include medical and dental insurance, short and long-term disability insurance, life and accidental death insurance each with a face value of $50,000, and a 401(k) plan, which currently provides a dollar-for-dollar match on the first 6% of eligible employee contributions. The Company has no other pension plan or deferred compensation arrangement for the executive officers at this time. Like other employees, each executive may park in Rosetta’s building or other available parking space at no cost, although the executive officers have reserved spaces.

In addition to these all-employee benefits, executive officers may utilize two other benefits. First, the Company may pay monthly club membership dues (but not personal usage expenses) for the Chairman of the Board, CEO and President and for the two executive vice presidents. This allows these executives to make business contacts outside the reach of the Company and to have a place to entertain corporate clients. Second, to ensure that the executive leadership is given every opportunity to identify and correct medical issues that may affect their work, the Company provides for an annual physical examination for executive officers at Company expense.

The general benefits offered to all employees (and thus to the executive officers) are reviewed and may be adjusted each year.

Employment Agreements and Other Executive Severance and Change-in-Control Arrangements

The Company has entered into a written employment agreement with each of the named executive officers who were employed as executive officers prior to January 2008 (Messrs. Limbacher and Rosinski). These employment agreements describe how the employment relationship may be extended or terminated, what benefits are to be paid in the event of termination of employment, and outline the executive’s post-employment obligations. These obligations restrict the use of confidential and/or proprietary information both during and after employment, and for two years after termination prohibit (1) disparagement of the Company and (2) solicitation of employees, vendors, customers to end their relationships with the Company.

The Board determined in 2008 that it would end the practice of entering into written employment agreements and instead adopted the Rosetta Resources Inc. Executive Severance Plan and the Rosetta Resources Inc. Executive Change-in-Control Plan. The Rosetta Resources Inc. Executive Severance Plan covers executive officers hired since 2008 who are not covered by an individual written employment agreement (Ms. DeSanctis and Messrs. Clayton and Craddock), and the Plan describes how the employment relationship may be terminated and what benefits are to be paid in the event of termination of employment. The Rosetta Resources Inc. Executive Change-in-Control Plan covers executive officers hired in 2008 who are not covered by an individual written employment agreement (Ms. DeSanctis and Messrs. Clayton and Craddock), and the Plan describes how the employment relationship may be terminated following a change in control (as defined in the Plan) and what benefits are to be paid in the event of termination of employment following a change in control.

In 2009, the Board adopted the Rosetta Resources Inc. 2009 Change-In-Control Plan for Executive Officers, and it is expected that this Plan will cover executive officers hired in 2009 and beyond who are not covered by an individual written employment agreement. The principal difference between this 2009 Plan (which currently covers only one executive officer hired in 2009) and the Rosetta Resources Inc. Executive Change-in-Control Plan described above (which covers Ms. DeSanctis and Messrs. Clayton and Craddock) is that the 2009 Change-In-Control Plan for Executive Officers does not provide for any excise tax gross-up in the event of a termination of employment following a change in control.

For the executives hired since the beginning of 2008, post-employment obligations regarding the use of confidential and/or proprietary information are described in broader policies covering all employees. Additional information regarding the benefits to be paid in the event of termination is provided in the “Severance Benefits” and “Change-in-Control Benefits” sections below.

Tax Considerations

Deductibility Cap on Executive Compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1 million on the amount of compensation that may be deducted by the Company in any year with respect to the executive officers, with the exception of the Chief Financial Officer. However, performance-based compensation, as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by stockholders and meet other requirements.

To maintain flexibility in compensating the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. We may make payments that are not fully deductible if we believe that such payments are necessary to achieve corporate objectives and to protect stockholder interests. In 2009, Mr. Limbacher’s total compensation of $1,000,517.67 exceeded the deductibility limit by $517.67 due to the vesting of certain grants of restricted stock, and was thus subject to the Code’s Section 162 (m) limitations. The Company did not exceed the $1 million deductibility limit for any other executive officer.

Gross-Ups. Under their employment agreements (for executive officers covered by an employment agreement), or under the Rosetta Resources Inc. Executive Change-in-Control Plan (for Ms. DeSanctis and Messrs. Clayton and Craddock), if benefits to which the executive officers become entitled are considered “excess parachute payments” under Section 280G of the Code, then each affected executive officer would be entitled to an additional gross-up payment from the Company. This payment would be in an amount such that, after payment by the executive officer of all taxes including any excise tax imposed upon the gross-up payment, the executive officer would retain an amount equal to the excise tax imposed upon the payment.

Since 2008, gross-up provisions as described above have been subjected to an increasing level of criticism from some external reviewers. The Compensation Committee acknowledges this criticism, and implemented a new plan providing for change-in-control benefits to executive officers hired in 2009. This new Rosetta Resources Inc. 2009 Change-In-Control Plan for Executive Officers does not include excise-tax gross-up protections. While changing its position for executive officers hired in 2009 and, in the expectation of the Compensation Committee, for the foreseeable future, the Compensation Committee does not believe that it is in the best interests of Rosetta’s shareholders to incur either the expense or the loss of goodwill that would result from voiding the commitments that it made to executive officers in this regard from 2005 to 2008.

Severance Benefits

To ensure the continued focus of our executives on the business, and to minimize uncertainty and distraction that may result from an at-will employment relationship, the Compensation Committee has determined that it is important to provide termination benefits for executive officers. These termination benefits are stated in each executive officer’s employment agreement (as applicable) or in the Rosetta Resources Inc. Executive Severance Plan and reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time.

If the Company should choose not to renew an employment agreement at its expiration, if the Company terminates the employment of the executive officer for reasons other than cause, or if the executive officer terminates employment for good reason, then the executive officer would be paid a multiple of base salary and target bonus and would become immediately vested in any unvested restricted stock and stock options. In these circumstances, the Chairman of the Board, CEO and President would be paid three times his then-current base salary and target bonus, each of the two executive vice presidents would be paid two times his or her then-current base salary and target bonus, and each of the other executive officers would be paid his then-current base salary and target bonus. Separation payments for Messrs. Limbacher and Rosinski and for Ms. DeSanctis would have exceeded the Code’s Section 162(m) deductibility limits under a hypothetical termination for reasons other than cause or for good reason, if such hypothetical termination had occurred as of December 31, 2009.

In general, the definition of “cause” in each employment agreement and in the Rosetta Resources Inc. Executive Severance Plan, is (i) a breach of duty by executive in the course of executive’s employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Employer or its Affiliates, or moral turpitude constituting criminal felony; (ii) conduct by executive that is materially detrimental to Employer, monetarily or otherwise, or reflects unfavorably on Employer or executive to such an extent that Employer’s best interests reasonably require the termination of executive’s employment; (iii) acts or omissions of executive materially in violation of executive’s obligations under the individual employment agreement or at law; (iv) executive’s failure to comply with or enforce Employer’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) executive’s repeated insubordination; (vi) executive’s failure to comply with or enforce, in any material respect, all other personnel policies of Employer or its Affiliates; (vii) executive’s failure to devote executive’s full working time and best efforts to the performance of executive’s responsibilities to Employer or its Affiliates; (viii) executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws; or (ix) executive’s failure to cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to the business or executive’s conduct.

In general, the definition of “good reason” in each employment agreement is (i) any demotion of executive as evidenced by a material diminution in executive’s responsibilities or duties; (ii) a material diminution in executive’s base compensation; (iii) any permanent relocation of executive’s place of business to a location 50 miles or more from the then-current location, provided such relocation is a material change in geographic location at which executive must provide services for purposes of Section 409A; or (iv) any other action or inaction by Employer that constitutes a material breach by Employer of its obligations under the agreement. In general, the definition of “good reason” in the Rosetta Resources Inc. Executive Severance Plan is (i) any reduction of the multiple or percentage applicable to an executive in the event of a qualifying termination under the Plan, (ii) a material diminution in executive’s base compensation; or (iii) any permanent relocation of executive’s place of business to a location 50 miles or more from the then-current location, provided such relocation is a material change in geographic location at which executive must provide substantial services for purposes of Section 409A.

Separation payments for all named executives would have exceeded the Code’s Section 162(m) deductibility limits under a hypothetical termination, if such hypothetical termination had occurred as of

December 31, 2009. Based upon a hypothetical termination as of December 31, 2009, the severance benefits for the Named Executive Officers for the reasons stated above would have been as follows:

Name (1)	Separation Payment to Executive on 12/31/09 (2)	Hypothetical Value to Executive of Accelerated Vesting of Equity Awards as of 12/31/09 (3)	Total Cost of Hypothetical Separation Event as of 12/31/09
Randy L. Limbacher, Chairman of the Board, CEO and President (PEO)	$3,750,000	$6,815,799	$10,565,799
Michael J. Rosinski, Executive Vice President and Chief Financial Officer (PFO)	$945,000	$2,108,527	$3,053,527
Ellen R. DeSanctis, Executive Vice President, Strategy and Development (NEO)	$945,000	$1,989,897	$2,934,897
John D. Clayton, Vice President, Asset Development (NEO)	$412,500	$1,275,472	$1,687,972
James E. Craddock, Vice President Drilling & Production Operations (NEO)	$412,500	$1,269,262	$1,681,762

(1)	For this and subsequent tables, “PEO” is an acronym for Principal Executive Officer, “PFO” for Principal Financial Officer and “NEO” for Named Executive Officer.

(2)	This column includes a multiple of base salary and bonus as described in the employment agreement (as applicable), or in the Rosetta Resources Inc. Executive Severance Plan. Severance pay benefits pursuant to employment agreements for Messrs. Limbacher and Rosinski would be paid out over time. Severance benefits payable to Ms. DeSanctis and Messrs. Clayton and Craddock under the Rosetta Resources Inc. Executive Severance Plan would be paid in a lump sum.

(3)	This column represents the value that would have been received by the executive officer in a termination on December 31, 2009 using a fair market value of $20.14 to determine the value of shares of restricted stock and the gains on stock options. The actual cost to the Company of accelerating the vesting of equity awards using the Company’s unamortized costs of the grants as of 12/31/09 would have been as follows: Mr. Limbacher, $2,408,286; Mr. Rosinski, $438,763; Ms. DeSanctis, $507,691; Mr. Clayton, $364,450; and Mr. Craddock, $371,207.

Change-in-Control Benefits

The Compensation Committee has determined that the interests of stockholders are best served if we provide separation benefits to eliminate, or at least reduce, the reluctance of executive officers to pursue potential corporate transactions that may be in the best interests of stockholders, but that may have resulting adverse consequences to the executive officers’ employment situations. These “change-in-control” benefits apply when (i) the affected executive officer’s employment is terminated, or the executive officer resigns for good cause; and (ii) either of the preceding actions occurs within the two-year period following a “corporate change.” This so-called “double-trigger” provision ensures that these benefits would be payable only in the dual events of a corporate change and an adverse effect on the executive officer’s employment situation. Also, these benefits are not in addition to the severance pay described above – the executive officer cannot simultaneously be eligible for both.

For purposes of this section, a corporate change is defined as (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “corporate change merger”); (iii) the sale of all or substantially all of the assets of the Company or an affiliate as defined in the Amended and Restated Rosetta Resources Inc. 2005 Long-Term Incentive Plan; or (iv) the occurrence of a change in control. A “change-in-control” shall be deemed to have occurred if (a) individuals who were directors of the Company immediately prior to a control transaction shall cease within two years of such control transaction to constitute a majority of the Board of Directors of the Company (or of the Board of Directors of any successor to the Company or to a Company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such control transaction or (b) any entity, person or group acquires shares of the Company in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 50% or more of the outstanding shares of the Company’s common stock. As used above, a “control transaction” means (A) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of common stock; (B) any corporate change merger of the Company; (C) any contested election of directors of the Company; or (D) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

If both events warranting the change-in-control payment occur, the affected executive will be paid a multiple of base salary and target bonus and will become immediately vested in any unvested restricted stock, stock options and performance share units, including outstanding performance share units at target. In such a circumstance, the Chairman of the Board, CEO and President would be paid three times his then-current base salary and target bonus, and each of the other executive officers would be paid two times his or her then-current base salary and target bonus. The cash components of any change-in-control benefits will be paid in a lump sum and the Company will also reimburse the executive’s cost of continuing health insurance for up to 18 months for the Chairman of the Board, CEO and President, and for up to 12 months for the other executive officers. Because of the tax on so-called “parachute payments” imposed by the Code Section 4999, the Company has agreed to reimburse all officers employed during or prior to 2008 for any excise taxes imposed as a result of a payment of change-in-control benefits and to gross up those tax payments to keep the officer whole. Separation payments for all named executives would have exceeded the Code’s Section 162(m) deductibility limits under a hypothetical termination following a change-in-control, if such hypothetical termination had occurred as of December 31, 2009.

The table below illustrates the change-in-control termination benefits for the Named Executive Officers based upon a hypothetical termination from a change-in-control event as of December 31, 2009:

Name	Hypothetical Change-in-Control Separation Payment to Executive on 12/31/09	Hypothetical Value to Executive of Accelerated Vesting of Equity Awards as of 12/31/09 (1)	Hypothetical Cost of Payments of 280G Excise Tax and Tax Gross-Up (2)	Hypothetical Cost of Medical Insurance Reimbursement	Total Cost of Hypothetical Change- in-Control Separation Event as of 12/31/09
Randy L. Limbacher, Chairman of the Board, CEO and President (PEO)	$3,750,000	$11,294,492	$6,074,657	$24,908	$22,044,009
Michael J. Rosinski, Executive Vice President and Chief Financial Officer (PFO)	$945,000	$2,605,401	$932,450	$11,349	$4,494,200
Ellen R. DeSanctis, Executive Vice President, Strategy and Development (NEO)	$945,000	$2,486,771	$986,087	$10,689	$4,428,547
John D. Clayton, Vice President, Asset Development (NEO)	$825,000	$1,597,873	$932,450	$13,391	$3,368,714
James E. Craddock, Vice President Drilling & Production Operations (NEO)	$825,000	$1,591,663	$653,812	$11,049	$3,081,523
(1)	This column represents the value that would have been received by the executive officer in a termination on December 31, 2009 using a fair market value of $20.14 to determine the value of shares of restricted stock and the gains on stock options. The actual cost to the Company of accelerating the vesting of equity awards using the Company’s unamortized costs of the grants as of 12/31/09 would have been as follows: Mr. Limbacher, $2,408,286; Mr. Rosinski, $438,763; Ms. DeSanctis, $507,691; Mr. Clayton, $364,450; and Mr. Craddock, $371,207.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following table sets forth the compensation earned by the PEO, PFO and other NEOs for services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2009, 2008 and 2007. Bonuses are paid under the Company’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
Randy L. Limbacher, Chairman of the Board, CEO and President (PEO)	2009	625,000	0	2,404,188	321,348	800,000	42,596	4,193,132
	2008	625,000	0	3,697,476	0	0	41,563	4,364,039
	2007	625,000	1,000,000	1,900,081	937,656	0	2,979	4,465,716
Michael J. Rosinski, Executive Vice President and Chief Financial Officer (PFO)	2009	270,000	0	544,373	179,763	226,800	33,179	1,254,115
	2008	260,000	20,000	311,062	234,382	156,000	35,947	1,042,391
	2007	250,000	0	185,250	203,188	126,000	24,490	788,928
Ellen R. DeSanctis, Executive Vice President, Strategy and Development (NEO)	2009	270,000	0	544,373	179,763	200,000	23,973	1,218,109
	2008	254,500	0	311,062	235,917	39,000	1,407	841,886
John D. Clayton, Vice President, Asset Development (NEO)	2009	250,000	0	353,224	116,641	200,000	31,113	950,978
	2008	230,000	0	236,160	234,382	89,700	13,865	804,107
James E. Craddock, Vice President Drilling & Production Operations (NEO)	2009	250,000	0	353,224	116,641	200,000	32,011	951,876
	2008	230,000	75,000	256,680	185,683	84,716	19,699	851,778

(1)	Reflects annualized base salaries paid to listed officers, except for Ms. DeSanctis who earned $56,000 in base salary as an employee and $198,500 for consulting services provided during the first nine months of 2008.
(2)	For 2007, reflects (a) a sign-on bonus paid to Mr. Limbacher, and (b) a special stipend paid to Mr. Rosinski for interim responsibilities during Rosetta’s search for a new President and CEO. For 2008, reflects a sign-on bonus to Mr. Craddock to mitigate certain relocation expenses.
(3)	Represents the total amount of the grant date fair value for restricted shares awarded in 2007 and 2008, and for restricted shares and performance share units awarded in 2009, in accordance with FASB ASC Topic 718. See the Grants of Plan-Based Awards Table herein for information on awards of restricted stock and performance share units made in fiscal year 2009. These amounts do not necessarily correspond to the actual value that will be recognized by the listed executives.
(4)	Represents the total amount of the grant date fair value for stock options awarded in that year, in accordance with in accordance with FASB ASC Topic 718. See the Grants of Plan-Based Awards Table herein for information on stock option awards made in fiscal year 2008. These amounts do not necessarily correspond to the actual value that will be recognized by the listed executives.
(5)	Mr. Limbacher elected not to receive an incentive bonus for 2008 performance and he received no other form of payment or value as a result of that decision. Amounts in this column for 2008 for the other NEOs include the total amount of 2008 incentive bonus awards paid in 2009, including a portion that had been postponed and had not been paid at the time the 2009 proxy was filed. Amounts in this column for 2009 represent annual incentive bonus awards for 2009 performance that were paid in March 2010.
(6)

For 2009, the aggregate amount of “All Other Compensation” includes expenses for welfare benefits (medical, dental, long-term disability, and basic life insurance), 401(k) match, and employee parking for each executive officer. For Messrs. Limbacher and Rosinski, the aggregate amount includes reimbursement of monthly club dues. For Messrs. Limbacher and Craddock and for Ms. DeSanctis, the aggregate amount includes payments incurred to provide a physical examination. No single element of “All Other Compensation” exceeds the greater of $25,000 or 10% of the total for that executive, and as such the elements are not individually quantified. No tax gross-ups are provided for any perquisites.

GRANTS OF PLAN-BASED AWARDS

The following table discloses the actual numbers of stock options and shares of restricted stock granted during 2009 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity and equity incentive plans.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)						Grant Date Fair Value of Stock and Option
								All Other Stock Awards; Number of Shares of Stock	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option
Name	Grant Date	Threshold (1)	Target (2)	Maximum (1)	Threshold	Target	Maximum	or Units (4)	Options (5)	Awards (6)	Awards (7)

		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	($)
Randy L. Limbacher, Chairman of the Board, CEO and President (PEO)	1/2/09	0	625,000	0	0	222,378	444,756	104,500	94,500	$7.355	1,858,543
Michael J. Rosinski, Executive Vice President and Chief Financial Officer (PFO)	1/2/09	0	202,500	0	0	24,671	49,342	49,343	20,625	$7.355	724,136
Ellen R. DeSanctis, Executive Vice President, Strategy and Development (NEO)	1/2/09	0	202,500	0	0	24,671	49,342	49,343	20,625	$7.355	724,136
John D. Clayton, Vice President, Asset Development (NEO)	1/2/09	0	162,500	0	0	16,008	32,016	32,017	34,664	$7.355	469,865
James E. Craddock, Vice President Drilling & Production Operations (NEO)	1/2/09	0	162,500	0	0	16,008	32,016	32,017	34,664	$7.355	469,865

(1)	The Non-Equity Incentive Plan has neither a threshold nor a maximum.
(2)	Target awards are calculated using base salaries as of December 31, 2009.
(3)	Represents Performance Share Units (PSUs). PSUs will be considered by the Compensation Committee for vesting as of December 31, 2011, and the Committee may elect to vest from 0-200% of the PSUs granted.
(4)	Restrictions will be lifted as to 25% of these shares on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and the remaining 50% on the third anniversary of the date of grant, assuming that the executive remains employed by Rosetta or an affiliate on that date.
(5)	The options will vest and become exercisable as to 25% of the options on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and the remaining 50% on the third anniversary of the date of grant, assuming that the executive remains employed by Rosetta or an affiliate on that date.

(6)	Options were granted at an exercise price equal to the fair market value of the stock (average of high and low trades) on the grant date.
(7)	Represents the dollar amount of the grant date fair value for restricted stock, performance share units and stock options, recognized in accordance with FASB ASC Topic 718. The fair value of stock option awards was calculated using a Black-Scholes model on the date of award. The fair value of restricted share awards and performance share units was calculated using $7.355, which was the fair market value of common stock (the average of the high and low trading prices) on January 2, 2009, the date of award. For a discussion of valuation assumptions, see note 12 to the Company’s 2009 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2009. The value of the performance share units assumes vesting at target.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for the PEO, PFO and other NEOs. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $20.14 a share (which was the fair market value on December 31, 2009).

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexer- cised Options- Unexer- cisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Randy L. Limbacher, Chairman of the Board, CEO and President (PEO)	0	95,500	(4)	0	7.355	1/2/19	277,797	5,594,832	222,378	4,478,693
	102,100	0		0	18.61	11/1/17	0	0	0	0
Michael J. Rosinski, Executive Vice President and Chief Financial Officer (PFO)	0	53,423	(4)		7.355	1/2/19	67,468	1,358,806	24,671	496,874
	6,875	20,625	(5)	0	17.775	2/1/18	0	0	0	0
	11,000	11,000	(6)	0	18.51	1/3/17	0	0	0	0
	9,200	0		0	18.23	2/24/16	0	0	0	0
	30,800	0		0	16.00	7/7/15	0	0	0	0
Ellen R. DeSanctis, Executive Vice President, Strategy and Development (NEO)	0	53,423	(4)		7.355	1/2/19	62,468	1,258,106	24,671	496,874
	6,875	20,625	(7)	0	17.775	10/1/08	0	0	0	0
John D. Clayton, Vice President, Asset Development (NEO)	0	34,664	(4)	0	7.355	1/2/19	41,017	826,082	16,008	322,401
	4,500	13,500	(8)	0	19.68	4/1/18	0	0	0	0
James E. Craddock, Vice President Drilling & Production Operations (NEO)	0	34,664	(4)	0	7.355	1/2/19	41,017	826,082	16,008	322,401
	4,500	13,500	(9)	0	21.39	5/1/18	0	0	0	0

(1)	No options have been transferred.

(2)	Market value of restricted stock and performance share units reflects a per-share price of $20.14, which was the fair market value on December 31, 2009.
(3)	Performance Share Units may be vested from 0-200% at the sole discretion of the Compensation Committee at the end of a three-year period based on achievement of stated performance metrics. PSUs that vest may be settled in cash or stock; if settlement is in cash, vested units will be valued at the fair market value on the last trading day of the performance period.
(4)	These unvested options vest 25% on January 2, 2010, 25% on January 2, 2011, and 50% on January 2, 2012.
(5)	These unvested options vest 33.3% on February 1, 2009, and 66.7% on February 1, 2010.
(6)	These unvested options vest on January 3, 2010.
(7)	These unvested options vest 33.3% on October 1, 2010, and 66.7% on October 1, 2011.
(8)	These unvested options vest 33.3% on April 1, 2010, and 66.7% on April 1, 2011.
(9)	These unvested options vest 33.3% on May 1, 2010, and 66.7% on May 1, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2009 for the persons named in the Summary Compensation Table above.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Randy L. Limbacher, Chairman of the Board, CEO and President (PEO)	0	0	18,773	258,504
Michael J. Rosinski, Executive Vice President and Chief Financial Officer (PFO)	0	0	9,375	58,588
Ellen R. DeSanctis, Executive Vice President, Strategy and Development (NEO)	0	0	4,375	62,541
John D. Clayton, Vice President, Asset Development (NEO)	0	0	3,000	14,880
James E. Craddock, Vice President Drilling & Production Operations (NEO)	0	0	3,000	20,595

(1)	Reflects shares acquired from vesting of grants in 2009 less withholding of shares for payroll taxes as appropriate.
(2)	Reflects value of shares actually acquired after payroll tax withholding at fair market value on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

For a discussion and identification of amounts payable to our named executive officers upon termination of employment or a change in control, assuming a termination or change in control date of December 31, 2009, please see the discussion of severance and change in control benefits above under “Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE

Donald D. Patteson, Jr., Chairman

Philip L. Frederickson

Josiah O. Low III

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

After election at the Annual Meeting of Stockholders, we currently pay each non-employee director an annual retainer of $35,000. From July 2007 through February 2010, the non-executive Chairman of the Board has been paid an additional annual retainer of $25,000. In February 2010, upon the election of the Company’s President and Chief Executive Officer as Chairman, a lead independent director position was created. The Chairman of the Audit Committee is currently paid an annual retainer of $15,000, the Chairman of the Compensation Committee is currently paid an annual retainer of $10,000, and the Chairman of the Nominating and Corporate Governance Committee is currently paid an annual retainer of $7,500. Non-employee directors are currently paid an attendance fee of $1,500 for each Board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person (except for attendance at meetings of the Audit Committee, for which the director is currently paid $1,250), and an attendance fee of $1,000 for each Board or committee meeting attended telephonically. We reimburse all directors for reasonable expenses incurred while attending Board and committee meetings. Directors may take an annual physical examination at the Company’s expense.

Any non-employee director may elect to receive a grant of shares of the Company’s common stock in lieu of the annual retainer as a Board member and/or Chairman. The number of shares is determined by dividing the fee amount by the fair market value (the average of the high and low trading price) of the common stock on the day of the Annual Meeting of Stockholders.

Upon re-election to the Board at the Annual Meeting of Stockholders, each director receives a grant of restricted stock, the number of shares of which are determined by dividing $100,000 by the average of the fair market values of a share of Rosetta common stock for the 30 trading days immediately preceding the Annual Meeting of Stockholders, then rounded up to the next whole share. The shares granted upon re-election vest one year from date of grant.

Upon each initial election to the Board that does not occur at the Annual Meeting of Stockholders, each director receives a grant of restricted stock, the number of shares of which will be determined by dividing (a) $100,000 by the average of the fair market values of a share of Rosetta common stock for the 30 trading days immediately preceding the grant date, (b) then multiplying that product by a fraction, the numerator of which will be the number of days from the grant date until the one-year anniversary of the previous Annual Meeting of Stockholders, and the denominator of which shall be 365, and (c) then rounded up to the next whole share. The shares granted upon initial election will vest on the same date as shares granted to directors who were re-elected at the previous Annual Meeting of Stockholders.

Mr. Limbacher receives no separate compensation for service on the Board of Directors or for serving as its Chairman.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded to each of the Company’s independent non-management directors during the fiscal year ended 2009.

2009 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard W. Beckler	62,250	127,753	0	0	0	0	190,003
Matthew D. Fitzgerald	73,250	127,753	0	0	0	0	201,003
Philip L. Frederickson	56,750	127,753	0	0	0	0	184,503
D. Henry Houston	83,250	127,753	0	0	0	0	211,003
Josiah O. Low III	56,000	127,753	0	0	0	1,200(3)	184,953
Donald D. Patteson, Jr.	70,250	127,753	0	0	0	0	198,003

(1)	Represents the total amount of the grant date fair value for restricted shares awarded in 2009, in accordance with FASB ASC Topic 718. Actual income realized by the director will depend on stock price at the time of vesting.

(2)	The Company granted no stock options to directors in 2009.

Name	Aggregate Stock Awards Outstanding as of December 31, 2009	Aggregate Option Awards Outstanding as of December 31, 2009	Grant Date Fair Value of Stock and Option Awards Made During 2009 ($)
Richard W. Beckler	28,288	25,000	127,753
Matthew D. Fitzgerald	18,355	5,000	127,753
Philip L. Frederickson	18,355	5,000	127,753
D. Henry Houston	29,230	25,000	127,753
Josiah O. Low III	26,026	20,000	127,753
Donald D. Patteson, Jr.	28,360	25,000	127,753

(3)	Reflects expense for annual physical examination in 2009 for Mr. Low; no other directors took advantage of this benefit in 2009.

Compensation Committee Interlocks and Insider Participation

At December 31, 2009, the members of the Compensation Committee were Messrs. Patteson, Frederickson and Low. Mr. Patteson is the Chairman of the Compensation Committee. No member of the Compensation Committee has been an officer or employee of the Company at any time and no such person had any relationship requiring disclosure under Item 404 of Regulation S-K.

During 2009, no executive officer or employee of the Company served as (i) a member of the Compensation Committee (or other Board Committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors; or (iii) a member of the Compensation Committee (or other Board Committee performing equivalent functions) of another entity, one of whose executive officers served as a director of our Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2009, the following equity securities were authorized for issuance under the Company’s existing compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	1,235,469	$15.526	1,534,984
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	1,235,469	$15.526	1,534,984

(1)	Includes all stock options granted as of December 31, 2009, whether or not vested (1,904,989), less all that have been exercised or cancelled as of December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules of the SEC thereunder, require our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of their ownership and changes in ownership of our Common Stock with the SEC. Our employees generally prepare these reports for our officers and directors on the basis of information obtained from each director and officer. Based on information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers and greater than 10% owners during the last fiscal year were filed on time, except a Form 4 was filed late for Denise DuBard for shares withheld for taxes upon a restricted stock vesting on February 24, 2009.

CERTAIN TRANSACTIONS

We have entered into employment agreements with six of the executive officers. See “Compensation Discussion and Analysis” for a detailed description of those agreements. Additionally, we have entered into indemnification agreements with the members of the Board and with the executive officers.

In July 2005, we acquired the domestic oil and natural gas business from Calpine Corporation. At the time of the closing of the transaction, the Company was a wholly-owned indirect subsidiary of Calpine. Upon closing of the transaction, Calpine no longer owned any of the Company’s common stock or other security. After closing the transaction, Calpine was not an affiliate of the Company. In connection with the transaction with Calpine, the Company entered into certain contracts necessary to complete the transaction. Under a purchase and sale agreement, the Company completed the acquisition of the subsidiaries which held the domestic oil and natural gas properties, which purchase and sale agreement Calpine assumed in connection with the parties’ Settlement Agreement dated October 22, 2008 (“Settlement Agreement”) approved by order of the United States Bankruptcy Court of the Southern District of New York dated November 13, 2008, which order became final on or about November 23, 2008. See Exhibit 10.3 to Form 10-K filed March 2, 2009. The Company currently has indemnification obligations and rights under the purchase and sale agreement. Under the terms of the Settlement Agreement, the Company entered into an amended and restated gas purchase contract dated October 22, 2008 with an affiliate of Calpine under which the Company agrees to sell a substantial amount of its California natural gas production at market prices based on the specified index and as otherwise set forth in such contract through 2019. Calpine’s prior ten-year right of first refusal was cancelled in connection with the Calpine Settlement. Under this amended and restated gas purchase contract, the Company has the right to sell to third parties if Calpine breaches its obligation to fund a daily margin account, and to terminate this contract if it fails to cure within sixty (60) days.

The Company has a related party transactions procedure for the review, approval or ratification of related party transactions, which are defined as all current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. While this procedure is not formally stated, it is derived through the Board Governance Guidelines.

Pursuant to such procedures, all executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed related party transaction. The General Counsel will determine whether a potential transaction or relationship constitutes a related party transaction that requires compliance with the policy and/or disclosure as a related party transaction under applicable SEC rules. If the General Counsel determines that the transaction or relationship constitutes a Related Party Transaction, the transaction is referred to the Nominating and Governance Committee. Any member of the Nominating and Governance Committee who has an interest in the transaction presented for consideration will abstain from voting on the related party transaction.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed entirely of independent directors, has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for 2010. The Board has endorsed this appointment.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

The Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010. Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP at the annual meeting pursuant to Proposal 2. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees Summary

The following table shows the fees paid or accrued by us for services provided by PricewaterhouseCoopers LLP during the periods indicated:

(In $ Thousands)	2009	2008
Audit Fees	$1,327	$1,448
Audit-Related Fees	—	—
Tax Fees	—	—
Other	—	—

(1)	Audit fees represent fees for professional services provided in connection with: (a) the annual audit of our consolidated financial statements; (b) the annual audit of the effectiveness of our internal control over financial reporting; and (c) the review of our quarterly consolidated financial statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services by an independent registered public accountant prior to the receipt of such services. Non-audit services may be pre-approved by the Audit Committee Chair who will report such pre-approval to the Audit Committee at its next scheduled meeting.

All fees for 2009 and 2008 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of

Rosetta Resources Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to assist the Board of Directors in fulfilling its responsibilities for monitoring (i) the integrity of the quarterly and annual financial and accounting information to be provided to the stockholders and the SEC; (ii) the system of internal controls that management has established; (iii) the Company’s independent registered public accountant’s qualifications and independence; (iv) the performance of the Company’s internal audit functions and its independent registered public accountant; and (v) the Company’s compliance with legal and regulatory requirements governing the preparation and reporting of financial information. The Audit Committee’s function is more fully described in its charter, a copy of which is posted in the “Corporate Governance” section on our website at www.rosettaresources.com. The Audit Committee held seven meetings during 2009, including regular meetings and special meetings addressing earnings releases and related matters.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T. The Audit Committee also discussed with PWC and management PWC’s independence from the Company and received the written disclosures and the letter from PWC concerning independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

Based on the Audit Committee’s discussions with management and the independent registered public accountants, and its review of the representations of management and the report of PWC to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 26, 2010.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Exchange Act.

AUDIT COMMITTEE

Matthew D. Fitzgerald, Chairman

D. Henry Houston

Donald D. Patteson, Jr.

OTHER BUSINESS

Management does not intend to bring any other business before the meeting and has not been informed that any other matters are to be presented at the meeting by others. If other matters properly come before the meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company’s Proxy Statement and form of proxy for the 2011 Annual Meeting of Stockholders must be received by the Company no later than December 7, 2010.

Such proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals. Such proposals should be sent to the Company’s principal executive offices at 717 Texas, Suite 2800, Houston, Texas 77002; Attn.: Corporate Secretary.

If a stockholder intends to present a proposal for consideration at the Company’s 2011 annual meeting without inclusion in the proxy statement and form of proxy, such proposal must comply with our Bylaws and any applicable rules and regulations of the SEC and be received by us no earlier than January 7, 2011 and no later than February 7, 2011.

The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers, agents or employees of the Company, who will receive no additional compensation therefore. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

ADDITIONAL INFORMATION

Annual Report

The annual report to stockholders for the year ended December 31, 2009 is being mailed to all stockholders entitled to vote at the meeting. The annual report to stockholders does not form any part of the proxy soliciting materials. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, are available without charge to stockholders through the Investor Relations section of the website at www.rosettaresources.com or upon request to Karen Paganis, Corporate Secretary of Rosetta Resources Inc., 717 Texas, Suite 2800, Houston, Texas 77002.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Corporate Secretary of the Company at 717 Texas, Suite 2800, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

34

Number of Proxy Statements and Annual Reports

Only one copy of this Proxy Statement and the annual report accompanying this Proxy Statement will be mailed to stockholders who have the same address unless we receive a request that the stockholders with the same address are to receive separate Proxy Statements and Annual Reports. These additional copies will be supplied at no additional cost to the requesting stockholder.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED VOTE YOUR PROXY AS SOON AS POSSIBLE.

By order of the Board of Directors of

ROSETTA RESOURCES INC.

Karen Paganis

Assistant General Counsel and Corporate Secretary

Houston, Texas

April 6, 2010

35

ROSETTA RESOURCES INC. ATTN: Karen Paganis 717 TEXAS, SUITE 2800 HOUSTON, TX 77002	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees:
01	Richard W. Beckler	02	Matthew D. Fitzgerald	03 Philip L. Frederickson 04 D. Henry Houston 05 Randy L. Limbacher
06	Josiah O. Low III	07	Donald D. Patterson, Jr.
The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.						☐	☐	☐
NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If other matters come properly before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

ROSETTA RESOURCES INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

5/7/2010 9:00:00 A.M. CST

The stockholder(s) hereby appoint(s) Randy L. Limbacher and Michael J. Rosinski, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ROSETTA RESOURCES INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00:00 A.M. CST on 5/7/2010, at the The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, and any adjournment or postponement thereof, and to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side